UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

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FORM 8-K
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Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 3, 2015

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Marathon Petroleum Corporation
(Exact name of registrant as specified in its charter)

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Delaware	001-35054	27-1284632
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

539 South Main Street Findlay, Ohio	45840-3229
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code:
(419) 422-2121
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 3, 2015, the board of directors of Marathon Petroleum Corporation (“MPC”) appointed Donald C. Templin executive vice president, supply, transportation and marketing. Upon his appointment, Mr. Templin ceased to serve as principal financial officer of MPC. Also effective March 3, 2015, the board of directors of MPC appointed Timothy T. Griffith senior vice president and chief financial officer. In his new role, Mr. Griffith serves as the principal financial officer of MPC.
Prior to this appointment, Mr. Griffith, age 45, served as vice president, finance and investor relations, and treasurer of MPC since January 1, 2014, and he will retain responsibility for finance, treasury and investor relations functions in his new capacity. Mr. Griffith joined MPC as vice president of finance and treasurer in August of 2011. Beginning in 2008, he served as vice president and treasurer of Smurfit-Stone Container Corporation, a packaging manufacturer, where he had executive responsibility for the company’s investor interface and treasury operations, including capital structure, cash management, insurance and investment oversight.
Mr. Griffith earned a bachelor’s degree in economics from Michigan State University in 1991 and a master’s degree in business administration from the University of Michigan in 1997. He is also a chartered financial analyst, a designation he has held since 1995.
In connection with his new position, Mr. Griffith will receive an initial base salary of $525,000 and will be eligible to participate in MPC’s annual cash bonus program with a target bonus opportunity equal to 80% of his base salary. His actual bonus will be based on performance relative to the performance goals established under the annual cash bonus program. Mr. Griffith will continue to be eligible to participate in MPC’s long-term incentive compensation plan, as well as other benefit plans and programs such as health and life insurance, income protection by means of long-term and short-term disability and retirement and severance benefits plans.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marathon Petroleum Corporation

Date: March 9, 2015	By:	/s/ J. Michael Wilder
Name: J. Michael Wilder
Title: Vice President, General Counsel and Secretary